Exhibit 5.5
21 October 2011
Legal Opinion
To Grifols Inc., 2410 Lillyvale Avenue, Los Angeles, California 90032-3514, a Virginia corporation, and Grifols S.A., Avinguda de la Generalitat, 152-158, Parc de Negocis Can Sant Joan, Sant Cugat del Vallés 08174, Barcelona, Spain, (both together are the “Addressees”), as special counsel to Grifols Deutschland GmbH (a German corporation).
Registration Statement on Form F-4 relating to US $1,100,000,000 Aggregate Principal Amount of the Company’s 8.25% Senior Notes due 2018

Ladies and Gentlemen:
1.	We have acted as special German legal counsel for Grifols Deutschland GmbH in connection with the Registration Statement on Form F-4 (as amended, “Registration Statement”), filed by Grifols Inc, a Virginia corporation (the “Company”) and the Guarantors with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (“Securities Act”), relating to the issuance of up to US $1,100,000,000 aggregate principal amount of the Company’s 8.25% Senior Notes due 2018 (“Exchange Notes”) and the guarantees of the Exchange Notes by the Guarantors (“Exchange Guarantees”). The Exchange Notes and the Exchange Guarantees are being issued pursuant to an indenture dated as of 21 January 2011, as hereto supplemented (“Indenture”), by and among the Company, the Guarantors and the Bank of New York Mellon Trust Company, N.A., as trustee. The Exchange Notes are being offered by the Company in exchange for a like aggregate principal amount of its outstanding 8.25% Senior Notes due 2018.

Unless indicated otherwise herein, all terms in capitalized letters have the meaning ascribed to them in the Agreements.

Grifols Deutschland GmbH, with its statutory seat in Frankfurt am Main, registered with the Commercial Register at the Local Court of Frankfurt am Main under HRB 76336 (“German Company”) is a Guarantor under the Indenture.

We render this legal opinion to you in connection with the Registration Statement (“Legal Opinion”).

2.	In rendering this Legal Opinion we have examined and relied exclusively on the documents as listed below and have not conducted any further investigation or verification:
a)	A pdf file copy of the executed Indenture dated 21 January 2011;

b)	A pdf file copy of the executed first Supplemental Indenture dated 1 June 2011 (“First Supplemental Indenture”);

c)	A pdf file copy of the executed second Supplemental Indenture, dated 4 October 2011 (“Second Supplemental Indenture”);

d)	Specimen of the Exchange Note as attached as Exhibit A to the Indenture to be issued and delivered pursuant to the Indenture;

e)	Specimen of the Exchange Guarantee as attached as Exhibit D to the Indenture, to be executed by the German Company (“German Exchange Guarantee”) (the documents listed in section 2. a) to e) together are the “Agreements”);

f)	An excerpt from the Electronic Commercial Register of the German Company dated 10 October 2011;

g)	A certified copy of the current articles of association of the German Company, included in the notarial deed 184/2011 of the notary Dr. Volker Rebmann in Frankfurt am Main, dated 29 August 2011;

h)	A copy of the resolution of the shareholder of the German Company dated 29 September 2011, whereby the shareholder approves that the German Company enters into the Second Supplement Indenture;

i)	A copy of the resolution of the shareholder of the former Grifols Deutschland GmbH dated 31 May 2011, whereby its shareholder approved that it entered into certain agreements (among others the Indenture and the First Supplemental Indenture);

j)	A copy of the resolution of the shareholder of the German Company dated 10 October 2011, whereby the shareholder approves the execution of the German Exchange Guarantee and the filing of the Registration Statement;
all such documents hereinafter referred to as the “Documents”.
Except for the Documents we have not, for the purpose of this Legal Opinion, examined any contracts or other documents entered into by or affecting the German Company or any corporate records of this entity. We have not made any further enquiries concerning this entity.
3.	For the purpose of this Legal Opinion we have made the following assumptions without independent verification thereof:
a)	The Agreements are within the capacity and power of and have been (and will be as the case may be) validly authorized, executed and delivered and are binding on the parties thereto other than the German Company.

b)	All Documents submitted to us are authentic and complete.

c)	The Exchange Notes and the Exchange Guarantees will be executed and delivered by one or more authorized officer(s) (as required by laws and bylaws) of the executing company substantially in the form examined by us.

d)	The signatures on the Documents that we have reviewed are genuine.

e)	All Documents submitted to us as copies or pdf files conform to the originals.

f)	All acting individuals have legal capacity.

g)	The Agreements constitute legal, valid, binding and enforceable obligations of the parties thereto for all purposes of the laws of the State of New York.

h)	Besides the Documents there is no other agreement, undertaking, representation or warranty (oral or written) and no other arrangement between all or any of the parties to the Agreements which renders the information in the Documents inaccurate, incomplete or misleading or which affects the conclusions stated in this Legal Opinion.

i)	No changes regarding the Documents have been explicitly or implicitly agreed to or resolved upon or filed for registration by any person.

j)	All documents, forms and notices which must be delivered to the Commercial Register at the Local Court of Frankfurt am Main on behalf of or relating to the German Company have been so delivered. The files maintained at the Commercial Register for this entity are complete, accurate and up-to-date.

k)	No relevant corporate actions (including dispositions, liquidations, encumbrances of shares and shareholders’ resolutions) other than the one referred to in (2) (h), (i) and (j) have been undertaken with regard to the German Company, unless they are shown in the excerpt from the Commercial Register.

l)	No proceedings have been instituted or injunctions granted against the German Company to restrain it from performing any of its obligations under the Agreements.

m)	No steps have been taken to institute any insolvency proceedings with respect to the German Company.

n)	No law (other than German law) nor the applicability of or references to any provision(s) thereof contained in the Agreements affect any of the opinions and conclusions stated in this Legal Opinion.
4.	This Legal Opinion is not based upon and does not include any consideration of any fact or document (other than the “Documents”) connected with, or related to the Agreements or the transactions contemplated therein. It is limited to opinions expressed in section (5) (a) through (e) only. It is expressly limited to matters arising under the laws of the Federal Republic of Germany as they exist at the date hereof and as applied by German courts in force at the date hereof. We express no opinion as to the laws of any other jurisdiction than those of the Federal Republic of Germany. In addition, we express no opinion as to the tax laws of the Federal Republic of Germany.

5.	Based and relying on the Documents listed above under section (2), subject to the foregoing and subject to section (6) below, we are of the opinion that under the laws of the Federal Republic of Germany, as presently in effect:

a)	The German Company is duly organized, existing, established and in good standing under the laws of the Federal Republic of Germany as a limited liability company (GmbH).

b)	The German Company has the corporate power and authority to execute, deliver and perform each of its obligations under the German Exchange Guarantee and to consummate the transactions contemplated thereby, including without limitation, the corporate power and authority to issue and deliver the German Exchange Guarantee, as provided therein, and has duly taken all necessary corporate action required to authorize execution and delivery of the German Exchange Guarantee and the performance of its obligations thereunder.

c)	No authorisation, consent, order or approval of, nor any filing, registration, qualification, license or permit of or with any German court or governmental agency, body or authority or administrative agency is required under German law applicable to the German Company for the execution, delivery and performance by the German Company of the German Exchange Guarantee.

d)	The execution, delivery or performance by the German Company of the German Exchange Guarantee do not violate (i) the articles of association of the German Company, (ii) any compelling statutory provisions of general applicability of the laws of Germany applicable to the Germany Company or any of its assets or properties, or (iii) any judgment, order or decree for the German Company known to us of any German court or governmental body or authority or administrative agency having jurisdiction over the German Company.

e)	The choice of the laws of the State of New York to govern the Agreements will be upheld as a valid choice of law in an action before the courts of the Federal Republic of Germany and a judgement properly obtained in the State of New York against the German Company under the Agreements will be recognized by and be enforceable in courts of the Federal Republic of Germany without re-examination of the case. However, in any action in the Federal Republic of Germany, German courts will apply German rules of procedure.
6.	The foregoing opinions are subject to the following limitations, qualifications and exceptions:
a)	Terms and expressions of law and of legal concepts as used herein have the meanings ascribed to them under the laws of the Federal Republic of Germany and this Legal Opinion must be read and understood accordingly.

b)	Any acts of enforcement of the Agreements and the obligations arising thereunder are limited by the effect of any applicable reorganisation, insolvency, liquidation and other similar laws and other laws or proceedings of general application relating to or affecting the rights of creditors, including, but not limited to, the German Insolvency Act (Insolvenzordnung) and the German Act on the Cancellation of Legal Acts (Anfechtungsgesetz).

Likewise, court decisions, statutory or other laws regarding fraudulent or preferential transfers and general principles of equity (such as sections 134, 138, 242 German Civil Code) limit or affect the enforcement of creditor rights generally.

c)	Provisions requiring payment may not be enforceable, if construed as an excessive punitive payment or interest on interest.

d)	The term “validly existing” means that, according to the excerpt from the Commercial Register, the German Company has been in continuous existence since the date of its incorporation and no action is currently being taken by the registrar to delete it from the Commercial Register and to dissolve it. According to the excerpt from the Commercial Register, the German Company is not in liquidation or subject to an administrative order and no receiver or administrator of any of its assets has been appointed and no court order initiating an insolvency procedure (vorläufige Insolvenzverwaltung) has been registered nor was such initiation refused due to insufficiency of assets (Abweisung mangels Masse).

e)	The terms “court” or “governmental agency or body or authority” or “administrative agency” mean only those existing and established in the Federal Republic of Germany.

f)	We have not investigated the financial position of the German Company and this Legal Opinion does not discuss or confirm the financial merits of the obligations set forth in the Agreements.

g)	German courts may re-characterize an agreement or undertaking notwithstanding the characterization given to such agreement or undertaking by the parties thereto.

h)	Certain filings and/or proceedings with a court or other competent authorities may be required in order to obtain an enforceable court ruling.

i)	The statement in Section 5 (e) is qualified by the fact that the recognition of a judgment rendered by a court in the State of New York for a fixed amount of money is subject to the following requirements:
—	The German court called on for the enforcement must have jurisdiction pursuant to German law;

—	In case of a judgment in default of appearance, the defendant must have been duly served with the document which instituted the proceedings or with an equivalent document in sufficient time to enable him to arrange for his defense;

—	The judgment must not be irreconcilable with a judgment given in a dispute between the same parties in Germany or any other jurisdiction and the relevant proceedings underlying this judgment must not be irreconcilable with any proceedings instituted in Germany prior to the relevant proceeding;

—	Such recognition must not offend the basic principles of German law; especially it must not be contrary to the constitutional rights provided by the German constitution (Grundgesetz); and

—	Reciprocity must be guaranteed, i.e., a judgment obtained by a German national or by a German company in any court of Germany in a comparable situation must be recognized by the courts of the country that requests recognition and a German national or a German company must be in a position to enforce the judgment in such country.

An order for the enforcement of such ruling will be issued provided that the aforementioned requirements for recognition are met and that the interested party has filed for the recognition with the competent court in Germany.
j)	As the Agreements are in the English language only, the interpretation of certain terms, expressions and legal concepts under German law by the German courts may be affected by the translation from the English language. We therefore express no opinion on or take any responsibility for the interpretation and meaning which will be given to the Agreements and their individual clauses by a German court. A translation may become necessary for the submission of the Agreements as evidence in the courts in Germany.

k)	Except in those cases where the claimant has his habitual residence in a member state of the European Union or in a state which is party to the European Economic Area Agreement or where international treaties to which Germany as well as the state of the claimant’s habitual residence are party provide an exemption, or where the claimant owns certain assets within Germany, or in a few other exceptional cases listed in the German Code of Civil Procedure (Zivilprozessordnung), a German court will order a claimant in court proceedings to provide security for the costs of the proceedings, unless an international treaty to which Germany as well as the state of the claimant’s habitual residence are parties, provides otherwise.

l)	Any provision contained in the Agreements to the effect that failure to exercise or delay in exercising any right or remedy shall not operate as a waiver of such rights or remedy, may not be effective.

m)	In case of enforcement in Germany of a judgment for payment of an amount denominated in a currency other than Euro, the debtor must settle the judgment debt in Euro at the rate of exchange applicable at the time of payment or enforcement (as the case may be).

n)	A security interest (including, without limitation, a guarantee) granted by a German limited liability company (“GmbH”) for the benefit of any affiliated company (within the meaning of sections 15 et seq. of the German Stock Corporation Act (Aktiengesetz)), other than its direct or indirect subsidiaries, to a third party creditor may constitute a violation of the capital maintenance rules as set out in Sections 30 et seq. of the German Act on limited liability companies (GmbH-Gesetz) if, at the time of the creation or enforcement of the security interest, the enforcement of the security interest would cause the GmbH’s equity (Eigenkapital) to fall below the amount of its stated capital (Stammkapital) or cause the over-indebtedness (Überschuldung) or illiquidity (Zahlungsunfähigkeit) of such GmbH. As a consequence, any payment by the German Company under the Agreements in violation of these rules may trigger repayment claims or a personal liability of the acting individuals.

o)	We have not investigated whether any statutory provision relevant to this opinion is (i) contrary to overriding provisions of the laws of the European Union or (ii) unconstitutional.
The statements set forth in this Legal Opinion (i) are limited to those matters expressly covered; no opinion is to be implied in respect of any other matter and (ii) are as of the date hereof.
This opinion may be relied upon and referred to by Proskauer Rose LLP for the purpose of opinions to be rendered by them in connection with the registration of the Exchange Notes and Exchange Guarantees. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required within Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.
This opinion may not be disclosed without our prior written consent except (i) to any transferee or assignee of the Addressees or (ii) as required by law or regulation.
Any legal dispute arising out of this letter and the opinion expressed herein shall be governed by the laws of the Federal Republic of Germany with the exclusion of its conflict of laws provisions. The courts in Munich, Federal Republic of Germany, shall have exclusive jurisdiction with regard to any disputes arising under or in connection with this Letter or the opinion expressed herein.

We expressly disclaim any duty to update this letter in the future in the event there are any changes of relevant fact or law that may affect any of our opinions expressed herein.
Yours faithfully,
Matthias Elser
Rechtsanwalt/Partner
Osborne Clarke
phone:  +49 89 54348040
fax:       +49 89 54348041
e-mail:   matthias.elser@osborneclarke.com